ASSET PURCHASE AGREEMENT

                                by and among

                    SECURED DIVERSIFIED INVESTMENT, LTD.

                                    and

                  SEASHORE DIVERSIFIED INVESTMENT COMPANY

                           Dated November 4, 2002
                             TABLE OF CONTENTS




1. DEFINITIONS AND USAGE

1.1 Definitions
1.2 Usage

2. SALE AND TRANSFER OF ASSETS; CLOSING

2.1 Assets to Be Sold
2.2 Excluded Assets
2.3 Consideration
2.4 Liabilities
2.5 Closing
2.6 Closing Obligations
2.7 Consents

3. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

3.1 Organization and Good Standing
3.2 Enforceability; Authority; No Conflict
3.3 Financial Statements
3.4 Books and Records
3.5 Sufficiency of Assets
3.6 Description of Real Property
3.7 Description of Leased Real Property
3.8 Description of Limited Liability Company and Limited Partnership
Interests
3.9 Title to Assets; Encumbrances
3.10 Condition of Facilities
3.11 No Undisclosed Liabilities   Seller
3.12 No Undisclosed Liabilities   Limited Liability Companies and Limited
Partnership
3.13 Taxes
3.14 No Material Adverse Change
3.15 Compliance with Legal Requirements; Governmental Authorizations
3.16 Legal Proceedings; Etc.
3.17 Absence of Certain Changes and Events
3.18 Agreements in Force and Effect
3.19 Insurance
3.20 Environmental Matters
3.21 Improper Payments
3.22 Relationships with Related Persons
3.23 Brokers or Finders
3.24 Securities Law Matters
3.25 Disclosure


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4. REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Organization and Good Standing
4.2 Authority; No Conflict
4.3 Legal Proceedings
4.4 Brokers or Finders

5.COVENANTS OF SELLER PRIOR TO CLOSING

5.1 Access and Investigation
5.2 Operation of the Business of Seller, the Limited Liability Companies and the Limited
       Partnership
5.3 Negative Covenant
5.4 Required Approvals
5.5 Notification
5.6 No Negotiation
5.7 Best Efforts
5.8 Current Evidence of Title

6. COVENANTS OF BUYER PRIOR TO CLOSING

6.1 Required Approvals
6.2 Best Efforts

7.CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

7.1 Accuracy of Representations
7.2 Seller's Performance
7.3 Consents
7.4 Additional Documents
7.5 No Proceedings
7.6 No Conflict
7.7 Title Insurance
7.8 Governmental Authorizations
7.9 Environmental Report
7.10 Ancillary Agreements

8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

8.1 Accuracy of Representations
8.2 Buyer's Performance
8.3 Consents
8.4 Additional Documents
8.5 No Injunction

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9. TERMINATION

9.1 Termination Events
9.2 Effect of Termination

10. ADDITIONAL COVENANTS

10.1 Removing Excluded Assets
10.2 Reports and Returns
10.3 Assistance in Proceedings
10.4 Customer and Other Business Relationships
10.5 Retention of and Access to Records
10.6 Further Assurances

11. INDEMNIFICATION; REMEDIES

11.1 Survival
11.2 Indemnification and Reimbursement by Seller
11.3 Indemnification and Reimbursement by Seller--Environmental Matters
11.4 Indemnification and Reimbursement by Buyer
11.5 Limitations on Amount--Seller
11.6 Limitations on Amount--Buyer
11.7 Time Limitations
11.8 Third-Party Claims
11.9 Other Claims
11.10 Indemnification in Case of Strict Liability or Indemnitee Negligence

12. GENERAL PROVISIONS
12.1 Expenses
12.2 Public Announcements
12.3 Notices
12.4 Jurisdiction; Service of Process
12.5 Enforcement of Agreement
12.6 Waiver; Remedies Cumulative
12.7 Entire Agreement and Modification
12.8 Assignments, Successors and No Third-Party Rights
12.9 Severability
12.10 Construction
12.11 Time of Essence
12.12 Governing Law
12.13 Execution of Agreement




                                     4
                          ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") is dated November ___, 2002, by and among Secured Diversified Investment, Ltd., a Nevada corporation ("Buyer") and Seashore Diversified Investment Company, a Maryland corporation ("Seller").

                                 RECITALS

     Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.

     The parties desire the transaction to qualify as a tax-free reorganization under Section 368 (a)(1)(C) of the Internal Revenue Code of 1986, as amended.

     The parties, intending to be legally bound, agree as follows:

1. Definitions and Usage

     1.1 DEFINITIONS

     For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

"Appurtenances"--all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

"Assets"--as defined in Section 2.1.

"Assignment and Assumption Agreement"--as defined in Section 2.6(a)(ii).

"Assumed Liabilities"--as defined in Section 2.4(a) and (b).

"Balance Sheet"--as defined in Section 3.3.

"Best Efforts"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

                                     5
"Bill of Sale"--as defined in Section 2.6(a)(i).

"Breach"--any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

"Buyer"--as defined in the first paragraph of this Agreement.

"Buyer Indemnified Persons"--as defined in Section 11.2.

"Closing"--as defined in Section 2.5.

"Closing Date"--the date on which the Closing actually takes place.

"Code"--the Internal Revenue Code of 1986.

"Consent"--any approval, consent, ratification, waiver or other authorization.

"Contemplated Transactions"--all of the transactions contemplated by this Agreement.

"Contract"--any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

"Damages"--as defined in Section 11.2.

"Disclosure Letter" -- the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

"Effective Time"--The time at which the Closing is consummated.

"Encumbrance"--any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

"Environmental, Health and Safety Liabilities"--any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

     (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);
(b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;
(c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
(d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

"Environmental Law"--any Legal Requirement that requires or relates to:

     (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;
(b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;
(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;
(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
(e)  protecting resources, species or ecological amenities;
(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;
(g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or
(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"Exchange Act"--the Securities Exchange Act of 1934.

"Excluded Assets"--as defined in Section 2.2.

"Facilities"--any real property, leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Section 3.6. Notwithstanding the foregoing, for purposes of the definitions of "Hazardous Activity" and "Remedial Action" and Sections 3.20 and 11.3, "Facilities" shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Section 3.6.

"GAAP"--generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section
3.3 were prepared.

"Governing Documents"--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws;
(b) if a limited liability company, the articles of organization and the operating agreement; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (e) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (f) any amendment or supplement to any of the foregoing.

"Governmental Authorization"--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:

     (a) nation, state, county, city, town, borough, village, district or other jurisdiction;
(b)  federal, state, local, municipal, foreign or other government;
(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);
(d)  multinational organization or body;
(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or
(f)  official of any of the foregoing.

"Ground Lease"--any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

"Ground Lease Property"--any land, improvements and appurtenances subject to a Ground Lease in favor of Seller.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

"Hazardous Material"--any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

"Improvements"--all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

"Indemnified Person"--as defined in Section 11.8.

"Indemnifying Person"--as defined in Section 11.8.

"Interim Balance Sheet"--as defined in Section 3.3.

"IRS"--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"--an individual will be deemed to have Knowledge of a particular fact or other matter if:

     (a)  that individual is actually aware of that fact or matter; or
(b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

"Land"--all parcels and tracts of land in which Seller has an ownership interest.

"Lease"--any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

"Liability"--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"LLCs" or "Limited Liability Companies" -- collectively refer to that limited liability company known as Spencer Springs, LLC, and that limited liability company known as Decatur Center, LLC, of which Seller owns 50% of each.

"LP" or "Limited Partnership" - - refers to that limited partnership known as Seascrest Hospitality, LP, of which Seller owns a 49% interest and is the general partner.

"Material Consents"--as defined in Section 7.3.

"Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"--any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

     (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and
(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

"Permitted Encumbrances"--as defined in Section 3.9.

"Person"--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchase Price"--as defined in Section 2.3.

"Real Property"--the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

"Real Property Lease"--any Ground Lease or Space Lease.

"Record"--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Related Person"-- With respect to a particular individual:

     (a)  each other member of such individual's Family;
(b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;
(c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and
(d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, member, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
(b)  any Person that holds a Material Interest in such specified Person;
(c) each Person that serves as a director, officer, partner, member executor or trustee of such specified Person (or in a similar capacity);
(d)  any Person in which such specified Person holds a Material Interest;
and
(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

"Release"--any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

"Remedial Action"--all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

"Representative"--with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

"Retained Liabilities"--as defined in Section 2.4(c).

"Schedule" -- a schedule of the Disclosure Letter.

"SEC"--the United States Securities and Exchange Commission.

"Securities Act" -- the Securities Act of 1933.

"Seller"--as defined in the first paragraph of this Agreement.

"Seller Contract"--any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

"Space Lease"--any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

"Tangible Personal Property"--all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

"Tax"--any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Third Party"--a Person that is not a party to this Agreement.

"Third-Party Claim"--any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

"Threat of Release"--a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     1.2 USAGE

     (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

     (i)  the singular number includes the plural number and vice versa;
     (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
     (iii)     reference to any gender includes each other gender;

     (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
     (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
     (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
     (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;
     (viii)    "or" is used in the inclusive sense of "and/or";
     (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and
     (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

     (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2. Sale and Transfer of Assets; Closing

     2.1 ASSETS TO BE SOLD

     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller certain Real Property identified herein as the Katella Commercial Center and the T-Rex Plaza, interests in the Limited Liability Companies and a general partnership interest in the Limited Partnership, as more fully described in the schedules set forth below in this Section 2.1, and Schedules 3.6, 3.7 and 3.8 (collectively referred to herein as the "Assets"), free and clear of any Encumbrances other than Permitted Encumbrances, including property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, associated with the Assets, including the following (but excluding the Excluded Assets):

     (a) all Real Property, including the Real Property described in Schedules 3.6 and 3.7;
     (b)  all Real Property Leases described in Schedule 2.1(b);

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     (c)  all Tangible Personal Property, including those items described in Schedule 2.1(c);
     (d)  interests in the Limited Liability Companies described in
Schedule 2.1(d);
     (e)  partnership interests in the Limited Partnership described in
Schedule 2.1(e);
     (f) all Seller Contracts, including those listed in Schedule 3.18(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;
     (g) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 3.17(b);
     (h) all data and Records related to the operations of Seller, the LLCs and the LP including client and customer lists and Records, referral sources, research and development reports and Records, financial and accounting Records, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and other Records which seller is required by law to retain in its possession;
     (i) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement; and
     (j) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(j).

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a) and (b).

     2.2 EXCLUDED ASSETS

     Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

     (a) all assets of Seller not associated with the Real Property, Appurtencances, Facilities and Improvements identified herein as the Katella Commercial Center and T-Rex Plaza Real Property; and interests in the Limited Liability Companies or interests in the Limited Partnership as set forth in Section 2.1;
     (b)  all minute books
     (c)  all of the Seller Contracts listed in Schedule 2.2(c);
     (d) all other Records that Seller is required by law to retain in its possession;
     (e) all currently existing claims for refund of Taxes and other governmental charges of whatever nature;
     (f) all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement; and
     the property and assets expressly designated in Schedule 2.2(g).

     2.3 CONSIDERATION

     The consideration for the Assets (the "Purchase Price") will be (a) 3,630,000 restricted Common Shares of Buyer and (b) 7,370,000 restricted Preferred Shares of Buyer to be issued as directed in Schedule 2.3.

     2.4 LIABILITIES

     (a)  Assumed Liabilities   Katella Commercial Center and T-Rex Plaza
Real Property. On the Closing Date, but effective as of the Effective Time, with respect to the Real Property, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the "Assumed
Liabilities"):

          (i) any Liability arising after the Effective Time under the Seller Contracts described in Schedule 3.18(a), (other than any Liability arising under the Seller Contracts described on Schedule 2.4(a)(i) or arising out of or relating to a Breach that occurred prior to the Effective Time);
          (ii) any Liability of Seller arising after the Effective Time under any Seller Contract included in the Assets that is entered into by Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time); and
          (iii) any Liability of Seller described in Schedule 2.4(a)(iii).

     (b)  Assumed Liabilities   LLC and LP interests.  On the Closing Date,
but effective as of the Effective Time, with respect to the interest in the LLCs and the LP, Buyer shall assume all liabilities and obligations associated with the interests in the LLCs and the LP as of the the Effective Time.

     (c) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean every Liability of Seller other than the Assumed Liabilities, including:

          (i) any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) or (b) that arises after the Effective Time but that arises out of or relates to any Breach that occurred prior to the Effective Time;
          (ii) any Liability for Taxes, including (A) any Taxes arising as a result of Seller's operation of its business or ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;
          (iii) any Liability under any Contract not assumed by Buyer under
     Section 2.4(a) or (b), including any Liability arising out of or relating to Seller's credit facilities or any security interest related thereto;
          (iv) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller's business or Seller's leasing, ownership or operation of real property;

          (v) any Liability of Seller incurred as a member of the LLCs or as a partner of the LP prior to the Effective Time;
          (vii) any Liability to indemnify, reimburse or advance amounts to any LLC member or limited partner, director, employee or agent of Seller;
          (viii) any Liability arising out of any Proceeding pending as of the Effective Time;
          (ix) any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;
          (x) any Liability arising out of or resulting from Seller's compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;
          (xi) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and
          (xii) any Liability of Seller based upon Seller's acts or omissions occurring after the Effective Time.

     2.5 CLOSING

     The purchase and sale provided for in this Agreement (the "Closing") will take place at the Buyer's offices at 1000 Quail Street, Suite 190, Newport Beach, California 92660 , commencing at 10:00 a.m. Pacific Standard Time on November ___, 2002, unless Buyer and Seller otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

     2.6 CLOSING OBLIGATIONS

     In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

     (a) Seller shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

          (i) a bill of sale and assignment of contract rights for all of the Assets that are Tangible Personal Property in the form of Schedule 2.6(a)(i) (the "Bill of Sale") executed by Seller;
          (ii) an assignment of all of the Assets that are intangible personal property in the form of Schedule 2.6(a)(ii), which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement") executed by Seller;
          (iii) for each interest in Real Property identified on Schedule 3.7(a), a recordable warranty deed, an Assignment and Assumption of Lease in the form of Schedule 2.6(a)(iii) or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;

           (iv) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;
          (v) a certificate executed by Seller as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2; and
          (vi) complete and accurate copies of the Governing Documents of Seller, the LLCs and the LP, and all requisite resolutions, actions or consents of Seller's board of directors and shareholders, members of the LLCs and the limited partners, as required, approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller, the LLCs or the LP required to effect such changes in form sufficient for filing with the appropriate Governmental Body.

     (b) Buyer shall deliver to Seller and Shareholders, as the case may be:

          (i) stock certificates evidencing 3,630,000 restricted Common Shares and stock certificates evidencing 7,370,000 restricted Preferred Shares of Buyer issued in the names and amounts set forth in
     Schedule 2.3;
          (ii) the Assignment and Assumption Agreement executed by Buyer;
          (iii) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with
     Section 8.2; and
          (iv) copies of all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and any other document relating to the Contemplated Transactions.

     2.7 CONSENTS

     (a) If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Material Contracts"), or Material Consents required to transfer interests in the LLCs or the LP, Buyer may waive the closing conditions as to any such Material Consent and either:

          (i) elect to have Seller continue its efforts to obtain the Material Consents; or
          (ii) elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

     If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated

Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

     (b) If there are any Consents not listed on Schedule 7.3 necessary for the assignment and transfer of any Seller Contracts to Buyer (the "Nonmaterial Consents") which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Nonmaterial Contracts"), whether to:

          (i) accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Seller, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement; or

          (ii) reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) Seller shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.

3. Representations and Warranties of Seller

     Seller represents and warrants to Buyer as follows:

     3.1 ORGANIZATION AND GOOD STANDING

     (a) Schedule 3.1(a) contains a complete and accurate list of jurisdictions of organization of Seller, the LLCs and the LP and any other jurisdictions in which they are qualified to do business as foreign entities. Seller, the LLCs and the LP are duly organized, validly existing and in good standing under the laws of their jurisdiction of organization, with full power and authority to conduct their business as they are now being conducted, to own or use the properties and assets that they purport to own or use, and to perform all their obligations under the Seller Contracts. Seller, the LLCs and the LP are duly qualified to do business as foreign entities and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification.

     (b) Complete and accurate copies of the Governing Documents of Seller, each Limited Liability Company and the LP, as currently in effect, are attached to Schedule 3.1(b).

     3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Upon the execution and delivery by Seller of this Agreement, the Assignment and Assumption Agreement and each other agreement to be executed or delivered by Seller at the Closing (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's shareholders and board of directors.
     (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) Breach (A) any provision of any of the Governing Documents of Seller, or (B) any resolution adopted by the board of directors of Seller;
          (ii) Breach (A) any provision of any of the Governing Documents of the LLCs or the LP or (B) any resolution adopted by the managing members of the LLCs or the general partner of the LP;
          (iii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, the LLCs, the LP, or any of the Assets, may be subject;
          (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;
          (v) cause Buyer to become subject to, or to become liable for the payment of, any Tax;

          (vi) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;
          (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or .
          (viii) results in the dissolution of either of the LLCs or the LP.

     (c) Except as set forth in Schedule 3.2(c), Seller, is not required to give any notice to or obtain any Consent from any Person or Entity in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3  FINANCIAL STATEMENTS

     Seller has delivered to Buyer: (a) audited balance sheets of each Limited Liability Company and the Limited Partnership as of each of their last two most recent fiscal year ends or since inception, whichever is shorter, (including the notes thereto, the "Balance Sheet"), and the related audited statements of income, changes in member or limited partner interest and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of the independent certified public accountants preparing the financial statements; and (c) an unaudited balance sheet of each Limited Liability Company and Limited Partnership as at September 30, 2002, (the "Interim Balance Sheet") and the related unaudited statements of income, and cash flows for the nine (9) months then ended, including in each case the notes thereto certified by Seller's chief financial officer. Such financial statements fairly present the financial condition and the results of operations, changes in member or limited partner interest and cash flows of each Limited Liability Company and the Limited Partnership as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.3 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of the LLCs and the LP. Seller has also delivered to Buyer copies of all letters from the auditors of the LLCs and the LP to their managing member or general partner during the twenty-four (24) months preceding the execution of this Agreement, together with copies of all responses thereto.

     3.4 BOOKS AND RECORDS

     The books of account and other financial Records of Seller, the LLCs and the LP, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Seller is subject to that Section or not), including the maintenance of an adequate system of internal controls. The minute books of Seller, the LLCs and the LP, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held, and actions taken by, the shareholders, members, partners, the board of directors and committees of the board of directors of Seller, the LLCs or the LP and no meeting of any such interest holders, board of directors, committee, members or partners has been held for which minutes have not been prepared or are not contained in such minute books.

     3.5 SUFFICIENCY OF ASSETS

     Except as set forth in Schedule 3.5, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the businesses of the LLCs and the LP in the manner presently operated by them and (b) include all of the operating assets of those entities.

     3.6 DESCRIPTION OF REAL PROPERTY

     Schedule 3.6 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots which Seller is selling to Buyer, or which is owned by each LLC or the LP.

     3.7 DESCRIPTION OF LEASED REAL PROPERTY

     Schedule 3.7 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller, the LLCs or the LP have a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases which Seller is assigning to Buyer.

     3.8  DESCRIPTION OF LIMITED LIABILITY COMPANY AND LIMITED
          PARTNERSHIP INTERSTS

     Schedule 3.8 contains a description of all interests in the LLCs and the LP that Seller is selling to Buyer.

     3.9  TITLE TO ASSETS; ENCUMBRANCES

     (a) Seller, the LLCs and the LP owns good and marketable title to the respective estates in the Real Property, free and clear of any Encumbrances, other than:

          (i) liens for Taxes for the current tax year which are not yet due and payable; and
          (ii) those described in Schedule 3.9(a) ("Real Estate
     Encumbrances").

     True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyer. Seller warrants to Buyer that, at the time of Closing, the Real Estate shall be free and clear of all Real Estate Encumbrances other than those identified on Schedule 3.9(a) as acceptable to Buyer ("Permitted Real Estate Encumbrances").

     (b) Seller, the LLCs and the LP own good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described in Schedule 3.9(b) ("Non-Real Estate Encumbrances"). Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified on Schedule 3.9(b) as acceptable to Buyer ("Permitted Non-Real Estate Encumbrances" and, together with the Permitted Real Estate Encumbrances, "Permitted Encumbrances").

     (c) Seller owns good and transferable title to a 50% membership interest in Spencer Springs, LLC., a 50% membership interest in Decatur Center, LLC., and a 49% interest and general partnership in Seascrest Hospitality, LP., free and clear of any Encumbrances. Seller warrants to Buyer that, at the time of Closing, all interests shall be free and clear of all Encumbrances.

     3.10 CONDITION OF FACILTIIES

     (a) Use of the Real Property owned by Seller, the LLCs and the LP for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to "permitted nonconforming" use or structure classifications. All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Seller, the LLCs or the LP.

     (b) Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.10(b), all Tangible Personal Property used in the business of Seller, the LLCs or the LP is in their possession.

     3.11 NO UNDISCLOSED LIABILITIES   SELLER

     Except as set forth in Schedule 3.11, with respect to the Katella Commercial Center and the T-Rex Plaza, Seller has no Liabilities.

     3.12 NO UNDISCLOSED LIABILITIES   LIMITED LIABILITY COMPANIES AND
          LIMITED PARTNERSHIP

     Except as set forth in Schedule 3.12, the LLCs and the LP have no Liability except for Liabilities reflected or reserved against in the Balance Sheets or the Interim Balance Sheets of the LLCs and the LP and current liabilities incurred in the Ordinary Course of Business of the LLCs and the LP since the date of the Interim Balance Sheet.

     3.13 TAXES

     (a) Tax Returns. Accurate copies of all Federal and State tax returns for Seller, the LLCs and the LP for the last fiscal year are included at Schedule 3.13(a).

     (b) Tax Matters. All taxes and other assessments and levies which Seller, the LLCs and the LP are required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper government authorities or are held by Seller, the LLCs or the LP in separate bank accounts for such payment or are represented by depository receipts, and all such withholdings and collections and all other payments due in connection therewith (including, without limitation, employment taxes, both the employee's and employer's share) have been paid over to the government or placed in a separate and segregated bank account for such purpose. There are no known deficiencies in income taxes for any periods and further, the representations and warranties as to absence of undisclosed liabilities contained in Schedule 3.13 includes any and all tax liabilities of whatsoever kind or nature (including, without limitation, all federal, state, local and foreign income, profit, franchise, sales, use and property taxes) due or to become due, incurred in respect of or measured by Seller, the LLCs or the LP income or business prior to the Closing Date.

3.14 NO MATERIAL ADVERSE CHANGE

     Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of the LLCs or the LP, and no event has occurred or circumstance exists that may result in such a material adverse change.

     3.15 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
          AUTHORIZATIONS

     To the knowledge of Seller and except as set forth in Schedule 3.15, neither Seller, the LLCs nor the LP are in violation of or in default with respect to any applicable law or any applicable rule, regulation, order, writ or decree of any court or any governmental commission, board, bureau, agency, instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality which violation or default could have a material adverse effect upon the business, operations, Assets or financial condition of Seller, the LLCs or the LP.

     3.16 LEGAL PROCEEDINGS; ETC.

     Except as set forth in Schedule 3.16, there are no civil, criminal, administrative, arbitration or other such proceedings or investigations pending or, to the knowledge of Seller, the LLCs or the LP, threatened, in which, individually or in the aggregate, an adverse determination would materially and adversely affect Seller, the LLCs, LP or the Assets.
Seller, the LLCs and the LP have substantially complied with, and are not in default in any material respect under, any laws, ordinances, requirements, regulations or orders applicable to their business or Assets.

     3.17 ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except as set forth in Schedule 3.17, since the date of the Balance Sheets of the LLCs and the LP, there have been no material adverse changes in the condition (financial or otherwise), Assets or Liabilities of the LLCs or the LP.

     3.18 AGREEMENTS IN FORCE AND EFFECT

     (a) Schedule 3.18(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

          (i) each Seller Contract that involves performance of services or delivery of goods or materials by Seller, the LLCs or the LP of an amount or value in excess of $1,000;
          (ii) each Seller Contract that involves performance of services or delivery of goods or materials to Seller, the LLCs or the LP of an amount or value in excess of $1,000;
          (iii) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller, the LLCs or the LP in excess of $1,000;
          (iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $1,000 and with a term of less than one year);
          (v) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller, the LLCs or the LP with any other Person;
          (vi) each Seller Contract containing covenants that in any way purport to restrict the business activity or limit the freedom of Seller, the LLCs or the LP to engage in any line of business or to compete with any Person;
          (vii) each power of attorney of Seller, the LLCs or the LP that is currently effective and outstanding;
          (viii) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller, the LLCs or the LP to be responsible for consequential damages;
          (ix) each Seller Contract for capital expenditures in excess of $1,000 dollars;
          (x)  each Seller Contract not denominated in U.S. dollars; and
          (xi) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

     Schedule 3.18(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of Seller, the LLCs or the LP under the Contracts and the location of the office where details relating to the Contracts are located.

     (b)  Except as set forth in Schedule 3.18(b):

          (i)  each Contract identified or required to be identified in
     Schedule 3.18(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;
          (ii) each Contract identified or required to be identified in
     Schedule 3.18(a) and which is being assigned to or assumed by Buyer is assignable by Seller, the LLCs or the LP to Buyer without the consent of any other Person; and
          (iii) to the Knowledge of Seller, no Contract identified or required to be identified in Schedule 3.18(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse affect on the Assets of Seller, or the business, assets or condition of the LLCs or the LP or the business to be conducted by Buyer with the Assets.

     (c)  Except as set forth in Schedule 3.18(c):

          (i) Seller, the LLCs and the LP are and have been, in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;
          (ii) each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is and has been, in full compliance with all applicable terms and requirements of such Contract;
          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller, the LLCs, the LP or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;
          (iv) no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and
          (v) Seller, the LLCs or the LP have not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

     (d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller, the LLCs or the LP under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

     3.19 INSURANCE

     (a)  Seller has delivered to Buyer:

          (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller, the LLCs or the LP is a party or under which Seller, the LLCs or the LP is covered, a list of which is included in Schedule 3.19(a);
          (ii) accurate and complete copies of all pending applications by Seller, the LLCs or the LP for policies of insurance; and
          (iii) any statement by the auditor of the financial statements of the LLC or the LP or any consultant or risk management advisor with regard to the adequacy of said coverage or of the reserves for claims.

     (b)  Schedule 3.19(b) describes:

          (i) any self-insurance arrangement by or affecting Seller, the LLCs or the LP including any reserves established thereunder;
          (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller, the LLCs or the LP is a party or which involves their business; and
          (iii) all obligations of Seller, the LLCs or the LP to provide insurance coverage to Third Parties (for example, under Leases) and identifies the policy under which such coverage is provided.

     (c)  Except as set forth in Schedule 3.19(c):

          (i) all policies of insurance to which Seller, the LLCs or the LP are a party or that provide coverage to any of them:

               (A)  are valid, outstanding and enforceable;
               (B) are issued by an insurer that is financially sound and reputable;
               (C) taken together, provide adequate insurance coverage for the Assets and the operations of Seller, the LLCs and the LP for all risks to which Seller, the LLCs or the LP are normally exposed; and
               (D) are sufficient for compliance with all Legal Requirements and Seller Contracts;
          (ii) Seller, the LLCs and the LP have not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;
          (iii) Seller, the LLCs and the LP have paid all premiums due, and have otherwise performed all their obligations, under each policy of insurance to which they are a party or that provides coverage to them; and
          (iv) Seller, the LLCs and the LP have given notice to the insurer of all claims that may be insured thereby.

     3.20 ENVIRONMENTAL MATTERS

     Except as disclosed in Schedule 3.20:

     (a) Seller, the LLCs and the LP are, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. Neither Seller, the LLCs nor the LP has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller, the LLCs or the LP have or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller, the LLCs or the LP or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

     (b) There are no pending or, to the Knowledge of Seller, the LLCs or the LP, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller, the LLCs or the LP have or had an interest.

     (c) Neither Seller, the LLCs nor the LP have any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller, the LLCs or the LP have or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller, the LLCs or the LP or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

     (d) Neither Seller, the LLCs, the LP nor any other Person for whose conduct they are or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, the LLCs or the LP with respect to any other property or asset (whether real, personal or mixed) in which they (or any predecessor) have or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

     (e) There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller, the LLCs, the LP nor any Person for whose conduct they are or may be held responsible, or to the Knowledge of any of them, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller, the LLCs or the LP have or had an interest except in full compliance with all applicable Environmental Laws.

     (f) There has been no Release or, to the Knowledge of Seller, the LLCs or the LP Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller, the LLCs or the LP have or had an interest, or to their Knowledge any geologically or hydrologically adjoining property, whether by Seller, the LLCs the LP or any other Person.

     (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller, the LLCs, the LP or any other Person pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller, the LLCs, the LP or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

(h) The Facilities do not contain any wetlands, as defined in the Clean Water Act and regulations promulgated thereunder, or similar Legal Requirements, or other especially sensitive or protected areas or species of flora or fauna.

3.21 IMPROPER PAYMENTS

     Neither Seller, the LLCs, the LP nor any person acting on their behalf has made any payment or otherwise transmitted anything of value, directly or indirectly, to (a) any official or any government or agency or political subdivision thereof for the purpose of influencing any decision affecting the business or Assets of Seller, the LLCs or the LP or (b) any political party or any candidate for elective political office nor has any fund or other asset of Seller, the LLCs or the LP been maintained that was not fully and accurately recorded on their books of account.

     3.22 RELATIONSHIPS WITH RELATED PERSONS

     Except as disclosed in Schedule 3.22, neither Seller, the LLCs, the LP nor any Related Person of any of them have or have had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the business of Seller, the LLCs or the LP. Neither Seller, the LLCs, the LP nor any Related Person of any of them owns, or has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has

(a) had business dealings or a material financial interest in any transaction with Seller, the LLCs or the LP, other than business dealings or transactions disclosed in Schedule 3.22, each of which has been conducted in the Ordinary Course of Business with Seller, the LLCs or the LP at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller, the LLCs or the LP ("Competing Business") in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.22, neither Seller, the LLCs, the LPs nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, the other.

     3.23 BROKERS OR FINDERS

     Neither Seller, the LLCs, the LP nor any of their Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the Contemplated Transactions.

     3.24 SECURITIES LAW MATTERS

     (a) Seller represents and warrants to Buyer that the shares of Buyer being acquired pursuant to this Agreement are being acquired for Seller's own account and for investment and not with a view to the public resale or distribution of such shares within the meaning of Section 2(11) of the Securities Act. Seller further acknowledges that the shares being issued have not been registered under the Securities Act and are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

     (b) Seller confirms that Buyer has made available to Seller and its Representatives the opportunity to ask questions of the officers and management of Buyer and to acquire such additional information about the business and financial condition of Buyer as Seller has requested, and all such information has been received.

     (c) Seller represents and warrants to Buyer that it is and on the Closing Date will be the record and beneficial owner and holder of the interests in each LLC and the LP, and that each of those interests is free and clear of all Encumbrances. There are no Contracts relating to the sale or transfer of any of those interests. None of the outstanding membership interests in the LLCs or the partnerships in the LP were issued in violation of the Securities Act, or any other Legal Requirement.

     3.25 DISCLOSURE

     (a) No representation or warranty or other statement made by Seller, the LLCs or the LP in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

     (b) Neither Seller, the LLCs nor the LP have Knowledge of any fact that has specific application to them (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller, the LLCs, the LP or the Assets that has not been set forth in this Agreement or the Disclosure Letter.

4. Representations and Warranties of Buyer

     Buyer represents and warrants to Seller as follows:

     4.1 ORGANIZATION AND GOOD STANDING

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as it is now conducted.

     4.2 AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

     (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

     (i)  any provision of Buyer's Governing Documents;
     (ii) any resolution adopted by the board of directors or the shareholders of Buyer;
     (iii) any Legal Requirement or Order to which Buyer may be subject; or
     (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Prior to execution of this Agreement, Buyer will obtain any necessary Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 LEGAL PROCEEDINGS

     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated
Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

     4.4 BROKERS OR FINDERS

     Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

5. Covenants of Seller Prior to Closing

     5.1 ACCESS AND INVESTIGATION

     Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives (collectively, "Buyer Group") full and free access, during regular business hours, to the personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data of Seller, the LLCs and the LP, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, Assets and financial condition related to Seller, the LLCs and the LP. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property of the LLCs and the LP, as well as those of the Katella Commercial Center and the T-Rex Plaza inspected by Buyer Group, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the aforementioned Real Property and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed.

     5.2 OPERATION OF THE BUSINESS OF SELLER, THE LIMITED LIABILITY COMPANIES AND THE LIMITED PARTNERSHIP

     Between the date of this Agreement and the Closing, Seller, the LLCs and the LP shall:

     (a)  conduct their business only in the Ordinary Course of Business;
     (b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer's behalf, use their Best Efforts to preserve intact their current business organization, keep available the services of their managing members or general partner and agents and maintain their relations and good will with tenants, landlords, creditors, employees, agents and others having business relationships with it;

     (c) confer with Buyer prior to implementing operational decisions of a material nature;
     (d) otherwise report periodically to Buyer concerning the status of their business, operations and finances;
     (e) make no material changes in management personnel without prior consultation with Buyer;
     (f) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of business;
     (g) keep in full force and effect, without amendment, all material rights relating to their businesses;
     (h) comply with all Legal Requirements and contractual obligations applicable to the operations of their businesses;
     (i) continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.19 or substantially equivalent policies;
     (j) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate its business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller, the LLCs or the LP to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;
     (k) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and
     (l) maintain all books and Records of Seller, the LLCs and the LP relating to their business in the Ordinary Course of Business.

     5.3 NEGATIVE COVENANT

     Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.14 or 3.17 would be likely to occur;
(b) make any modification to any material Contract or Governmental Authorization; or (c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the business of Seller, the LLCs, the LP or the Assumed Liabilities.

     5.4 REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, Seller, the LLCs and the LP shall make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Seller, the LLCs and the LP also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller, the LLCs and the LP also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

     5.5 NOTIFICATION

     Between the date of this Agreement and the Closing, Seller, the LLCs or the LP shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's discovery of, such fact or condition. During the same period, Seller, the LLCs and the LP also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller, the LLCs or the LP in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Article 7 impossible or unlikely.

     5.6 NO NEGOTIATION

     Until such time as this Agreement shall be terminated pursuant to
Section 9.1, Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale of Assets by Seller (other than in the Ordinary Course of Business). Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller.

     5.7 BEST EFFORTS

     Seller shall use its Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

     5.8 CURRENT EVIDENCE OF TITLE

     (a) As soon as is reasonably possible, and in no event later than ______ (__) Business Days after the date of this Agreement, Seller shall furnish to Buyer, at Seller's expense, for each parcel, tract or subdivided land lot of Real Property or Ground Lease Property associated with the Katella Commercial Center and the T-Rex Plaza:

     (i)  from _____________________________ (the "Title Insurer"):

          (A) title commitments issued by the Title Insurer to insure title to all Land, Improvements, insurable Appurtenances, if any, and Ground Lease Property in the amount of that portion of the Purchase Price allocated to the Real Property, covering the Real Property, naming Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 1992 form owner's policy of title insurance (each a "Title Commitment"); and
          (B) complete and legible copies of all recorded documents listed as Schedule B-1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as special Schedule B-2 exceptions thereunder (the "Recorded Documents"); and

     (ii) a survey of the Real Property made after the date of this Agreement by a land surveyor licensed by the state in which the Facility is located and bearing a certificate, signed and sealed by the surveyor, certifying to Buyer and the Title Insurer that:

          (A) such survey was made (1) in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM in 1992, and includes Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11 and 13 of Table A thereof, and
     (2) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of said certificate) of an "Urban" survey; and
          (B) such survey reflects the locations of all building lines, easements and areas affected by any Recorded Documents affecting such Real Property as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof) as well as any encroachments onto the Real Property or by the Improvements onto any easement area or adjoining property (each a "Survey"); and

     (iii) complete and current searches in the name of Seller and other appropriate parties of all Uniform Commercial Code Financing Statements records maintained by the Secretary of State of the state in which Seller is incorporated, the state in which Seller maintains its principal place of business, each state in which a Facility is located, each jurisdiction in which a filing would be required in order to perfect a security interest in the Assets, the clerk or recorder of deeds (or other governmental office where real property documents are filed for recording) of each county in which any Facility is located and wherever else Seller or Buyer, based upon its investigation, is aware that a Uniform Commercial Code Financing Statement has been filed, together with such releases, termination statements and other documents as may be necessary to provide reasonable evidence that all items of Intangible Personal Property, Tangible Personal Property and fixtures to be sold under this Agreement are free and clear of Encumbrances, other than as permitted under this Agreement.

     (b) Each Title Commitment shall include the Title Insurer's requirements for issuing its title policy, which requirements shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Encumbrances that will remain after Closing and those requirements that are to be met solely by Buyer).

     (c)  If any of the following shall occur (collectively, a "Title
Objection"):

          (i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller has title to the insured estate covered by the Title Commitment;
          (ii) any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Real Estate Encumbrances or one that Seller specifies when delivering the Title Commitment to Buyer as one that Seller will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Liability and (B) any exceptions that Buyer reasonably believes could materially and adversely affect Buyer's use and enjoyment of the Real Property described therein; or

          (iii) any Survey discloses any matter that Buyer reasonably believes could materially and adversely affect Buyer's use and enjoyment of the Real Property described therein;



then Buyer shall notify Seller in writing ("Buyer's Notice") of such matters within ten (10) business days after receiving all of the Title Commitment, Survey and copies of Recorded Documents for the Facility covered thereby.

     (d) Seller shall use its Best Efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment. Any Title Objection that the Title Company is willing to insure over on terms acceptable to Seller and Buyer is herein referred to as an "Insured Exception." The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Buyer in the manner aforesaid shall be deemed to be acceptable to Buyer.

     (e) Nothing herein waives Buyer's right to claim a breach of Section 3.9(a) or to claim a right to indemnification as provided in Section 11.2 if Buyer suffers Damages as a result of a misrepresentation with respect to the condition of title to the Real Property.

6. Covenants of Buyer Prior to Closing

     6.1 REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller
(a) with respect to all filings Seller, the LLCs or the LP shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this
Section 6.1.

     6.2 BEST EFFORTS

     Buyer shall use its Best Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.

7. Conditions Precedent to Buyer's Obligation to Close

     Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS

     (a) All of representations and warranties of Seller the LLCs and the LP contained in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing.

     (b) Each of the representations and warranties in Sections 3.2(a) and 3.3, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing.

     7.2 SELLER'S PERFORMANCE

     All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

     7.3 CONSENTS

     Each of the Consents identified in Schedule 7.3 (the "Material Consents") shall have been obtained and shall be in full force and effect.

     7.4 ADDITIONAL DOCUMENTS

     Seller shall have caused the documents and instruments required by
Section 2.6(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

     (a) The articles of incorporation and all amendments thereto of the Articles of Incorporation of Seller, the Articles of Organization and all amendments thereto of the LLCs, and the Partnership Agreement of the LP.
     (b)  A statement from the holder of each note and mortgage listed on
Schedule 2.4(a)(iii), if any, dated the Closing Date, setting forth the principal amount then outstanding on the indebtedness represented by such note or secured by such mortgage, the interest rate thereon and a statement to the effect that Seller, the LLCs or the LP as obligor under such note or mortgage, is not in default under any of the provisions thereof;
     (c) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets; and
     (d) Such other documents as Buyer may reasonably request for the purpose of:

          (i) evidencing the accuracy of any of Seller's representations and warranties;
          (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, the LLCs or the LP;

          (iii) evidencing the satisfaction of any condition referred to in this Article 7; or
          (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     7.5 NO PROCEEDINGS

     Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

     7.6 NO CONFLICT

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or
(b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

     7.7 TITLE INSURANCE

     Buyer shall have received unconditional and binding commitments to issue policies of title insurance consistent with Section 5.8, dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated to the Real Property, deleting all requirements listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the deed transferring title to the Real Property to Buyer with no exception for the gap between closing and recordation, deleting or insuring over Title Objections as required pursuant to Section 5.8, attaching all endorsements required by Buyer in order to ensure provision of all coverage required pursuant to Section 5.8 and otherwise in form satisfactory to Buyer insuring Buyer's interest in each parcel of Real Property or interest therein to the extent required by Section 5.8.

     7.8 GOVERNMENTAL AUTHORIZATIONS

     Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

     7.9 ENVIRONMENTAL REPORT

     Buyer shall have received an environmental site assessment report with respect to the Facilities of Seller, the LLCs and the LP, which report shall be acceptable in form and substance to Buyer in its sole discretion.

     7.10 ANCILLARY AGREEMENTS

     The relevant Persons shall have entered into ancillary agreements in form and substance as set forth in Schedule 7.10 hereto.

8. Conditions Precedent to Seller's Obligation to Close

     Seller's obligation to sell the Assets and to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS

     All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

     8.2 BUYER'S PERFORMANCE

     All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

     8.3 CONSENTS

     Each of the Consents identified in Schedule 8.3 shall have been obtained and shall be in full force and effect.

     8.4 ADDITIONAL DOCUMENTS

     Buyer shall have caused the documents and instruments required by
Section 2.6(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller:

     (a) such documents as Seller may reasonably request for the purpose of

          (i) evidencing the accuracy of any representation or warranty of Buyer,
          (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; or
          (iii) evidencing the satisfaction of any condition referred to in this Article 8.

     8.5 NO INJUNCTION

     There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9. Termination

     9.1 TERMINATION EVENTS
By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

     (a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller or Shareholders and such Breach has not been waived by Buyer;
     (b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;
     (c) by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.5 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;
     (d) by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.5 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or the Shareholders to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date; or
     (e)  by mutual consent of Buyer and Seller;

     9.2 EFFECT OF TERMINATION

     Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Article 12 (except for those in Section 12.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10. Additional Covenants

     10.1 REMOVING EXCLUDED ASSETS

     On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller's sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

     10.2 REPORTS AND RETURNS

     Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of the Seller, LLCs and the LP as conducted using the Assets, to and including the Effective Time.

     10.3 ASSISTANCE IN PROCEEDINGS

     Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller, the LLCs, the LP or their businesses or the Assets.

     10.4 CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

     After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessees, lessors, regulatory authorities, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

     10.5 RETENTION OF AND ACCESS TO RECORDS

     After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller, the LLCs, the LP, and their Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

     10.6 FURTHER ASSURANCES

     Subject to the proviso in Section 6.1, the Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

11. Indemnification; Remedies

     11.1 SURVIVAL

     All representations, warranties, covenants and obligations in this Agreement, the certificates delivered pursuant to Section 2.6 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

     11.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER

     Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, attorneys, and Related Persons (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, "Damages"), arising from or in connection with:

     (a) any Breach of any representation or warranty made by Seller, the LLCs of the LP in (i) this Agreement to the Disclosure Letter, (iv) the certificates delivered pursuant to Section 2.6 (for this purpose, each such certificate will be deemed to have stated that the representations and warranties of Seller, the LLCs and the LP contained in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller or either Shareholder pursuant to this Agreement;

     (b) any Breach of any covenant or obligation of Seller, the LLCs or the LP in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

     (c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

     (d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller, the LLCs or the LP (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

     (e) any Liability arising out of the ownership or operation of the Assets after the Effective Time other than the Retained Liabilities; or

     (f)  any Retained Liabilities.

     11.3 INDEMNIFICATION AND REIMBURSEMENT BY SELLER
          ENVIRONMENTAL MATTERS

     In addition to the other indemnification provisions in this Article 11, Seller will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer
Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

     (a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Facilities, Assets or the business of Seller, the LLCs or the LP or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time on or prior to the Closing Date; or

     (b) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Seller, the LLCs, the LP or the Assets prior to the Closing Date or from any Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present or suspected to be present on any Facility, on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Facilities or Assets at any time on or prior to the Closing Date.

     Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

     11.4 INDEMNIFICATION AND REIMBURSEMENT BY BUYER

     Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

     (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

     (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

     (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions; or

     (d)  any Assumed Liabilities.

     11.5 LIMITATIONS ON AMOUNT--SELLER

     Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds Five Thousand Dollars ($5,000) and then only for the amount by which such Damages exceed Five Thousand Dollars ($5,000). However, this Section 11.5 will not apply to claims under
Section 11.2(b) through (f) or to matters arising in respect of Sections 3.9, 3.13, 3.20, 3.22, 3.23 or 3.24 or to any Breach of any of the
representations and warranties or Seller, the LLCs or the LP of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation, and Seller will be jointly and severally liable for all Damages with respect to such Breaches.

     11.6 LIMITATIONS ON AMOUNT--BUYER

     Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.4(a) until the total of all Damages with respect to such matters exceeds Five Thousand Dollars ($5,000) and then only for the amount by which such Damages exceed Five Thousand Dollars ($5,000). However, this Section 11.6 will not apply to claims under
Section 11.4(b) through (d) or matters arising in respect of Section 4.4 or to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

     11.7 TIME LIMITATIONS

     (a) If the Closing occurs, Seller will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(c) and Article 10, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.9, 3.13, 3.20, 3.22, 3.23 and 3.24, as to which a claim may be made at any time), only if on or before the expiration of the applicable statute of limitations for the action, taking into account any applicable tolling provisions, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

     (b) If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date or
(ii) a representation or warranty (other than that set forth in Section 4.4, as to which a claim may be made at any time), only if on or before the expiration of the applicable statute of limitations for the action, taking into account any applicable tolling provisions, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

     11.8 THIRD-PARTY CLAIMS

     (a)  Promptly after receipt by a Person entitled to indemnity under
Section 11.2, 11.3 (to the extent provided in the last sentence of Section 11.3) or 11.4 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

     (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.8(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to Participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that

Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

     (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

     (d) Notwithstanding the provisions of Section 13.4, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

     (e) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and
(ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

     (f) With respect to any Third-Party Claim subject to indemnification under this Article 11, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and
(ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

     11.9 OTHER CLAIMS

     A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

     11.10 INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE
          NEGLIGENCE

THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

12. General Provisions

     12.1 EXPENSES

     Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Seller will pay all amounts payable to the Title Insurer in respect of the Title Commitments, copies of exceptions and the Title Policy, including premiums (including premiums for endorsements) and search fees. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

     12.2 PUBLIC ANNOUNCEMENTS

     Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, the LLCs, the LP nor any of their Representatives shall disclose to any Person (a) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Persons having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     12.3 NOTICES

     All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

     Seller: SDIC
             __________________________
     Attention: Mr. Trolf
                __________________________
     Fax no.: (603) 507-8250
               __________________________
     E-mail address: seashoresd@aol.com
                     __________________________

     Buyer: SDI. Ltd.
            __________________________
     Attention: C. Strand
                __________________________
     Fax no.: (949) 851-1688
               __________________________
     E-mail address:
                    __________________________


     12.4 JURISDICTION; SERVICE OF PROCESS

     Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of California, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

     12.5 ENFORCEMENT OF AGREEMENT

     Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller, the LLCs or then LP could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
                                     48
     12.6 WAIVER; REMEDIES CUMULATIVE

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     12.7 ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

     12.8 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this
Section 12.8.

     12.9 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


                                     49

     12.10 CONSTRUCTION

     The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections," "Schedules" and "Exhibits" refer to the corresponding Articles, Sections, Schedules and Exhibits of this Agreement.

     12.11 TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     12.12 GOVERNING LAW

     This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

     12.13 EXECUTION OF AGREEMENT

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"Buyer"                                 "Seller"

Secured Diversified Investment, Ltd.    Seashore Diversified Investment Company


By:  /s/ Clifford L. Strand             By: /s/ Sherwood Bohart
     -------------------------------    -----------------------------
     Clifford L. Strand, President      Sherwood Bohart, Director








                                     50

"LP"


Seascrest Hospitality, L.P.





By:  /s/ Sherwood Bohart
     _______________________________
     Seashore Diversified Investment Company, General Partner


"LLCs"

Spencer Springs, LLC



By:  /s/ William Biddle
     _______________________________
     William Biddle, Managing Member


Decatur Center, LLC



By:  /s/ William Biddle
     _______________________________
     William Biddle, Managing Member

























                                     51